CareView Communications, Inc. 8-K

Exhibit 10.6

AMENDMENT TO PROMISSORY NOTE

This Amendment to Promissory Note (this “Amendment”) is entered into as of February 2, 2018, by and between CareView Communications, Inc., a Nevada corporation (“Maker”) and Rockwell Holdings I, LLC, a Wisconsin limited liability company (“Holder”).

BACKGROUND

A.            Reference is hereby made to that certain Promissory Note dated as of January 31, 2017, made by Maker to the order of Holder in the original principal amount of $1,113,785.84 (the “Promissory Note”). Pursuant to this Amendment, Maker and Holder are amending the Promissory Note.

B.            Maker has advised Holder that, effective as of December 28, 2017, Maker has entered into a modification agreement requiring Maker to obtain the agreement of Holder that Maker shall not be obligated to make more than 50% of each principal payment in respect of the Promissory Note for a modification period commencing on January 1, 2018.

C.            For value received, Holder has agreed to amend the quarterly principal payment amounts under the Promissory Note as provided below.

In consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.             Amendment to Promissory Note. Maker and Holder agree that Section 1(a) of the Promissory Note is hereby deleted in its entirety and replaced with the following:

“a)	The Maker shall make quarterly principal payments of $100,000 (the “Original Quarterly Payment Amount”), with each payment being made on the last day of each fiscal quarter beginning with the first payment date of March 31, 2017, and continuing on the last business day of each subsequent calendar quarter through September 30, 2019; provided, however, that Maker shall only be required to make quarterly principal payments of $50,000 (the “Modification Quarterly Payment Amount”) for the calendar quarter beginning on January 1, 2018 and for each subsequent calendar quarter as to which Maker provides to Holder a certificate of a duly authorized officer of Maker, on or about the date of such payment, referencing this Section 1(a) and certifying to Holder that, as of the date of such payment, Maker remains subject to a bona fide contractual obligation to make the Modification Quarterly Payment Amount rather than the Original Quarterly Payment Amount in respect of this Note.”

2.             Ratification. The Promissory Note, as amended by this Amendment, is hereby ratified and confirmed in all respects and shall continue in full force and effect in accordance with its terms.

3.             Authority. Maker and Holder hereby represent and warrant that they have the full power and authority to agree to, enter into, execute and deliver and perform under this Amendment.

4.             Miscellaneous.

a.	This Amendment, and the application or interpretation thereof, shall be governed exclusively by its terms and by the laws of the State of Texas.

b.	This Amendment may be executed by electronic transmission and in any number of counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single instrument.

c.	Holder shall promptly affix this Amendment to the Promissory Note.

[Signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be duly executed and delivered as of the date first above written.

HOLDER:

ROCKWELL HOLDINGS I, LLC

By:	/s/ Matthew Bluhm
Name: Matthew Bluhm Title: Member

MAKER:

CAREVIEW COMMUNICATIONS, INC.

By:	/s/ Steven G. Johnson
Name: Steven G. Johnson Title: President and Chief Executive Officer

[Amendment to Promissory Note]